EXHIBIT 10.3

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (“Company”) and THOMAS H. VAN WEELDEN (“Executive”) hereby enter into this First Amendment to Executive Employment Agreement (“Amendment”), effective October 4, 2004 (“Effective Date”), to set forth certain modifications to the Executive’s Executive Employment Agreement which was made effective January 1, 2004 (“Agreement”). The parties hereby agree as follows:

     1. General Duties of Company and Executive. Section 2.1 of the Agreement is hereby amended in its entirety to read as follows:

     “Effective October 4, 2004, the Company will employ the Executive as its President. The Executive’s authority, duties and responsibilities shall be those assigned by the Company’s Chief Executive Officer, provided, however, that these duties and responsibilities shall at all times during the Term be consistent with his position as President of the Company. The Executive shall devote reasonable time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive may (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s duties and responsibilities.”

     2. Termination of Agreement Without Cause. Section 5.4 of the Agreement is hereby amended by adding the following sentence at the end of Section 5.4:

     “Notwithstanding any contrary provision of the Agreement, the Company hereby agrees that prior to May 31, 2005, other than by mutual agreement with the Executive, the Company may terminate the Agreement only for Cause.

     3. Termination of Agreement for Good Reason. The Company and the Executive agree that, notwithstanding any contrary provision of the Agreement, the Executive’s right to terminate this Agreement for Good Reason shall not be deemed to have been waived, provided that the termination of the Agreement occurs after May 1, 2005 (or, if earlier, the date on which the Executive and the Company mutually agree to terminate this Agreement). Accordingly, Section 5.5 of the Agreement is hereby amended by adding the following sentence at the end of Section 5.5:

     “Notwithstanding any contrary provision of the Agreement, the Company hereby agrees that a termination of the Agreement by the Executive for any reason or for no reason on and after May 1, 2005 shall be deemed to be a termination of the Agreement for Good Reason.”

     4. Payment of Legal Expenses. The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and finalization of this First Amendment, in an amount not to exceed $15,000.00.

     5. Status of Agreement. Except as otherwise provided in this Amendment, the terms of the Agreement shall continue in full force and effect.

Dated: October 4, 2004.	ALLIED WASTE INDUSTRIES, INC.

By

Title

“Company"

Dated: October 4, 2004

Thomas H. Van Weelden

“Executive"

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